INDEPENDENT ACCOUNTANTS' CONSENT




To The Board of Directors of International Financial Group, Inc.


We hereby consent to the use in this Annual Report, Form 20-F, of our report dated October 30, 2001, relating to the consolidated financial statements of International Financial Group, Inc. and consolidated subsidiaries.




/s/ Miller and McCollom

MILLER AND MCCOLLOM
Certified Public Accountants
Wheat Ridge, Colorado
January 28, 2002